Exhibit 3.1
CERTIFICATE OF AMENDMENT
OF THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
PARKER DRILLING COMPANY

The Corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

1.	The name of the Corporation is Parker Drilling Company.

2.
Article IV of the Amended and Restated Certificate of Incorporation of the Corporation (hereinafter called the “Certificate of Incorporation”) is hereby amended by inserting the following paragraph at the end thereof:

“Section 4.5 Reverse Stock Split. Without regard to any other provision of this Certificate of Incorporation, each fifty (50) shares of Common Stock of the Corporation, either issued and outstanding or held by the Corporation as treasury stock, immediately prior to the time this amendment becomes effective shall be and is automatically reclassified and changed (without any further act) into one (1) fully paid and nonassessable share of Common Stock of the Corporation without increasing or decreasing the amount of stated capital or paid-in surplus of the Corporation, provided that no fractional shares shall be issued to any holder of fewer than fifty (50) shares of Common Stock of the Corporation immediately prior to the time this amendment becomes effective, and that instead of issuing such fractional shares, the Corporation shall pay an amount in cash, without interest, equivalent to $30.00 per share of Common Stock of the Corporation held by such holder immediately prior to the time this amendment becomes effective and that such record stockholder shall no longer have any further rights as a stockholder of the Corporation.”

3.	This amendment of the Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed this 19th day of March, 2020.

PARKER DRILLING COMPANY

By:	/s/ Jennifer Simons
Name:	Jennifer Simons
Title:	Vice President, General Counsel & Secretary